EXHIBIT 23.4

Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 8 to the Registration Statement (Form S-11 No. 333-207952) and related Prospectus of Steadfast Apartment REIT III, Inc. for the registration of up to $1,300,000,000 in shares of its common stock and to the incorporation by reference therein of (i) our report dated January 9, 2017 with respect to the statement of revenues over certain operating expenses of the Bristol Village Apartments for the year ended December 31, 2015, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (ii) our reports dated February 13, 2017 with respect to the statements of revenues over certain operating expenses of the Canyon Resort at Great Hills Apartments and Reflections on Sweetwater Apartments for the year ended December 31, 2015, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission and (iii) our report dated June 29, 2017 with respect to the statement of revenues over certain operating expenses of The Pointe at Vista Ridge for the year ended December 31, 2016, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California

July 12, 2017